SUB-ITEM 77I
Terms of new or amended securities


On July 27, 2017, 485BPOS, Accession No.
0000880268-17-000079, an amendment to the
registration statement of American Century International
Bond Funds, was filed with the Securities and Exchange
Commission. This amendment registered the following new classes, all of which were effective July 28, 2017, and describes the characteristics of the new classes.

	International Bond Fund
		G Class

	Global Bond Fund
		R6 Class

	Emerging Markets Debt Fund
		G Class